Exhibit 10(xix)

FORM OF EMPLOYMENT SECURITY AGREEMENT (Tier 2)

THIS EMPLOYMENT SECURITY AGREEMENT is entered into this      day of             , 200    , between NORTHERN TRUST CORPORATION, a Delaware corporation (the “Company”), and [            ] (the “Executive”).

WITNESSETH THAT:

WHEREAS, Executive is employed by the Company or one of its wholly-owned subsidiaries (referred to collectively as the “Company”) and the Company desires to provide certain security to Executive in connection with any potential change in control of the Company; and

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.	Payments and Benefits Upon a Change in Control. If within two (2) years after a Change in Control (as defined below) or during the Period Pending a Change in Control (as defined below), (i) the Company shall terminate Executive’s employment with the Company without Good Cause (as defined below), or (ii) Executive shall voluntarily terminate such employment with Good Reason (as defined below), the Company shall, within 30 days of Executive’s Employment Termination (as defined below), make the payments and provide the benefits described below.

(a)	Cash Payment. The Company shall make a lump sum cash payment to Executive equal to two times the Executive’s Annual Compensation (as defined below).

(b)

Short-Year Bonus. The Company shall make a lump sum cash payment to Executive equal to a pro rata portion (based on the date on which Executive’s Employment Termination occurs) of the average of the annual amounts paid to Executive under the Management Performance Plan or any successor plan (the “MPP”), the Annual Performance Plan or any successor plan (the “APP”), the Specialized Incentive Plans or any successor plans (the “SIP”) and any other cash-based incentive or bonus plans, with respect to the last three full fiscal years of Executive’s participation in such plans prior to Employment Termination or, if higher, prior to the Change in Control. For purposes of the preceding sentence, if Executive’s number of full fiscal years of participation in the MPP, APP, SIP, and other cash-based plan prior to the Change in Control is less than three, the average amount shall be calculated as the average of the annual amounts paid to Executive over the number of full fiscal years of Executive’s participation in the MPP, APP, SIP, and other plans prior to the Change in Control, or the number of full fiscal years of Executive’s participation in the MPP, APP, SIP, and other plans prior to Employment Termination, whichever produces a higher average annual amount. The provisions of this paragraph

(b) shall supersede any provisions of the APP relating to bonus amounts in the event of a Change in Control, and the amount paid to the Executive under this paragraph shall be in lieu of any amount that would be payable in the event of a Change in Control under the APP.

(c)	Welfare Benefit Plans. With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Executive’s Employment Termination and ending on the earlier of (i) two years following Executive’s Employment Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Executive shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time hereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, Executive shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so-called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence. Executive’s eligibility for, and premium contribution level under, The Northern Trust Retiree Medical Care Plan and The Northern Trust Medicare Supplemental Plan and any similar or successor plans or programs maintained or contributed to by the Company, shall be determined by adding two years to Executive’s age and years of service at Executive’s Employment Termination.

(d)	Supplemental Retirement Plans. All amounts accrued or accumulated on behalf of Executive under the Supplemental Pension Plan for Employees of The Northern Trust Company (the “SERP”), the Supplemental Thrift-Incentive Plan for Employees of The Northern Trust Company (the “Supplemental TIP”) and the Supplemental Employee Stock Ownership Plan for Employees of The Northern Trust Company (the “Supplemental ESOP”) will immediately be fully vested upon the Change in Control, and the Company shall promptly pay or distribute all such amounts to Executive in accordance with the terms of such plans as in effect on the date of this Agreement (or as of Executive’s Employment Termination, if more favorable to Executive).

(e)

Stock Incentive Plans. All stock options granted under the Northern Trust Corporation Amended 1985 Incentive Stock Plan (the “1985 ISP”), the Northern Trust Corporation 1992 Incentive Stock Plan (the “1992 ISP”), the Northern Trust Corporation Amended 1992 Incentive Stock Plan (the “1995 ISP”) and any other stock plan or program (collectively referred to as the “ISPs”), will immediately become fully vested and exercisable upon the Change in Control. All restricted stock and stock units granted under the ISPs will immediately be fully vested upon the Change in Control and will be distributed in accordance with the distribution provisions set forth in the applicable stock plan agreements between the Company and the Executive. With respect to performance shares granted under the ISPs pursuant to the Northern Trust Corporation Long Term Incentive Plan (“LTIP”) or otherwise, upon the Change in Control: (i) all performance shares credited to Executive’s performance share account will be immediately distributed to Executive (together with any other amounts then credited to Executive’s performance share account); (ii) a pro rata portion of all performance shares awarded to Executive but not then credited to Executive’s performance share account will be immediately distributed to Executive; and (iii) Executive will remain eligible for crediting to Executive’s performance share account as of the end of the performance period, in accordance with the provisions of the LTIP in effect as of the Change in Control, any remaining performance shares awarded to Executive but not distributed in accordance with this paragraph. In addition, each other equity based award (including stock units issued under an ISP) shall become fully vested (and, to the extent applicable, exercisable or distributable) upon a Change in Control (or upon a termination during a Period Pending a Change in Control under circumstances which entitle the Executive to payments and benefits hereunder). Notwithstanding anything to the contrary contained in an ISP or an option agreement issued pursuant to an ISP, following any termination of the Executive’s employment entitling him to benefits under this Section 1, (i) all outstanding non-qualified stock options granted to the Executive under an ISP and (ii) all outstanding incentive stock options granted to the Executive on or following September 25, 2001 shall remain outstanding and exercisable until the earlier of (a) the exercise of such option by the Executive, (b) the fifth anniversary of the Executive’s Employment Termination or (c) the expiration date of the option term.

(f)	Salary to Date of Employment Termination. The Company shall pay to Executive any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s Employment Termination and a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.

(g)

Age and Service Credit. In the event that the Executive is a participant in the Northern Trust Corporation Supplemental Pension Plan (or any successor plan thereto)(the “Supplemental Pension Plan”), and the Executive qualifies for neither early nor normal retirement benefits pursuant to the terms of The Northern Trust Company Pension Plan (or any successor plan thereto)(the “Qualified Pension Plan”), the Executive will be credited with up to an additional twenty-four (24)

months of age and/or service credit with respect to the Supplemental Pension Plan, provided, however, that such additional age and/or service credit will only be credited to the Executive with respect to the Supplemental Pension Plan if and to the extent that such additional credit would, as of the Executive’s Employment Termination, enable the Executive to qualify for early or normal retirement benefits pursuant to the terms of the Qualified Pension Plan (if such additional credit were taken into account under such plan). Any additional credit shall be applied to calculate the Executive’s benefit only as specified under the terms of the Supplemental Pension Plan. Notwithstanding the foregoing, if the Executive’s entire benefit under the Qualified Pension Plan is derived from the pension equity formula under such plan, no additional credit shall be awarded.

(h)	Solely for purposes of determining the Executive’s eligibility to participate in the Company’s retiree medical care program, in the event that the Executive qualifies for neither early nor normal retirement benefits pursuant to the terms of the Qualified Pension Plan, the Executive will be deemed to have up to an additional twenty-four (24) months of age and/or service credit with respect to the Qualified Pension Plan, provided, however, that such additional age and/or service credit will only be credited to the Executive to the extent that such additional credit would, as of the Executive’s Employment Termination, enable the Executive to qualify for participation in the Company’s retiree medical care program. The additional credit described in this Section 1(h) shall be deemed to exist only for purposes of determining the Executive’s eligibility to participate in the Company’s retiree medical care program and shall otherwise have no effect on the Executive’s age and service credit under the Qualified Pension Plan. The provisions of this Section shall have no effect on the Company’s ability to amend or terminate the retiree medical care program and shall not be construed as requiring the Company to maintain any such program in any manner or for any period of time.

2. Definitions. For purposes of this Agreement:

(a)

“Good Cause” shall mean: (i) Executive’s conviction of any criminal violation involving dishonesty, fraud or breach of trust which involves the business of the Company or any of its subsidiaries; (ii) Executive’s willful engagement in any misconduct in the performance of Executive’s duty that materially injures the Company; (iii) Executive’s performance of any act which, if known to the customers, clients, stockholders or regulators of the Company or any of its subsidiaries, would materially and adversely impact on the business of the Company or any of its subsidiaries; (iv) any act or omission by Executive that causes a regulatory body with jurisdiction over the Company or any of its subsidiaries, to demand, request, or recommend that Executive be suspended or removed from any position in which Executive serves with the Company or any of its subsidiaries; or (v) Executive’s willful and substantial nonperformance of assigned duties, provided that such nonperformance has continued more than ten days after the Company has given written notice of such nonperformance and of its intention to terminate Executive’s employment because of such nonperformance. For purposes of clauses (ii) and (v) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Good Cause exists shall be given effect unless the Company establishes to the Board of Directors of the Company by clear and convincing evidence that Good Cause exists.

(b)	“Good Reason” shall exist if, without Executive’s express written consent:

(i)	The Company shall materially reduce the nature, scope, level or extent of Executive’s responsibilities from the nature, scope, level or extent of such responsibilities prior to the Change in Control, or shall fail to provide Executive with adequate office facilities and support services to perform such responsibilities;

(ii)	The Company shall reduce Executive’s salary below that in effect as of the date of this Agreement (or as of the Change in Control, if greater);

(iii)	The Company shall require Executive to relocate Executive’s principal business office or his principal place of residence outside the Chicago, Illinois Standard Metropolitan Statistical Area (the “Geographical Employment Area”), or assign to Executive duties that would reasonably require such relocation;

(iv)	The Company shall require Executive, or assign duties to Executive which would reasonably require Executive, to spend more than fifty normal working days away from the Geographical Employment Area during any consecutive twelve-month period; or

(v)	The Company shall fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to Executive is not materially less than their aggregate value as of the date of this Agreement (or as of the Change in Control, if greater); or

(vi)	Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board of Directors of the Company by clear and convincing evidence that Good Reason does not exist.

(c)	Solely for purposes of the application of the accelerated vesting provision of Section 1(e) to equity awards granted prior to September 25, 2001, a Change in Control shall be deemed to occur on the earliest of:

(i)	The receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), indicating that any entity, person, or group has acquired beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of more than 30% of the outstanding capital stock of the Company entitled to vote for the election of directors (“voting stock”);

(ii)	The commencement by an entity, person, or group (other than the Company or a subsidiary of the Company) of a tender offer or an exchange offer for more than 20% of the outstanding voting stock of the Company;

(iii)	The effective time of (A) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold less than 60% of the voting stock of the surviving or resulting corporation, or (B) a transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(iv)	The election to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of: (A) three directors; or (B) directors constituting a majority of the number of directors of the Company then in office.

For all other purposes under this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2)	The election to the Board of Directors of the Company, without the recommendation or approval of two thirds of the incumbent Board of Directors of the Company, of the lesser of: (A) three directors; or (B) directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company will not be considered as incumbent members of the Board of Directors of the Company for purposes of this section; or

(3)	there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(4)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred pursuant to this version of the Change in Control definition by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of the second version of the Change in Control definition set forth in this Section 2(c) and for purposes of Section 2(h) (where applicable) the following definitions shall apply:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed a Form 13-G; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(d)	“Annual Compensation” shall mean the sum of: (i) Executive’s salary at the greater of (A) Executive’s salary rate in effect on the date of the Change in Control, or (B) Executive’s salary rate in effect on Executive’s Employment Termination; and (ii) the Amounts Payable Under Any Cash Bonus Plans (as defined below) in which Executive participates.

(e)	“Employment Termination” shall mean the effective date of: (i) Executive’s voluntary termination of employment with the Company with Good Reason; or (ii) the termination of Executive’s employment by the Company without Good Cause.

(f)	“Welfare Benefit Plan” shall mean each welfare benefit plan maintained or contributed to by the Company, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Executive was participating at the time of the Change in Control.

(g)

“Amounts Payable Under Any Cash Bonus Plans” shall mean the sum of whichever of the following are applicable to Executive: (i) the average of the annual amounts paid to Executive under the MPP with respect to the last three full fiscal years of Executive’s participation in the MPP prior to Employment Termination or, if higher, prior to the Change in Control; (ii) the average of the annual amounts paid to Executive under the APP with respect to the last three full fiscal years of Executive’s participation in the APP prior to Employment Termination or, if higher, prior to the Change in Control; (iii) the average of the annual amounts paid to Executive under the SIPs with respect to the last three full fiscal years of Executive’s participation in the SIPs prior to Employment Termination or, if higher, prior to the Change in Control; and (iv) the average of the annual amounts paid to Executive under any other cash-based incentive or bonus plans in which Executive participates after the date of this Agreement with respect to the last three full fiscal years of Executive’s participation in such plans prior to Employment Termination or, if higher, prior to the Change in Control. For purposes of the preceding sentence, if Executive’s number of full fiscal years of participation in the MPP, APP, SIP, or other cash-based plan prior to the Change in Control is less than three, the amount under clause (i), (ii), (iii) or (iv) of this paragraph shall be calculated as the average of the annual amounts paid to Executive over the number of full fiscal years of Executive’s participation in the MPP, APP, SIP, or other plans prior to the Change in Control, or the number of full fiscal years of Executive’s participation in the MPP, APP, SIP, or other plans prior to Employment Termination, whichever produces a higher average annual amount.

(h)	“Period Pending a Change in Control” shall be deemed to have commenced if the event set forth in any one of the following shall have occurred: (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Period Pending Change in Control has commenced. The Period Pending a Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Period Pending a Change in Control occurring pursuant to clause (A) of the definition, immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Period Pending a Change in Control occurring pursuant to clause (B) of the definition, immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Period Pending a Change in Control occurring pursuant to clause (C) or (D) of the definition, upon the one year anniversary of the commencement of the Period Pending a Change in Control (or such earlier date as may be determined by the Board).

3. Certain Additional Payments by the Company.

(a)	Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event that any payment or distribution by or on behalf of the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (the “Payments”) is determined to be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, federal, state, local or other income taxes, FICA taxes, and additional Excise Tax (and any interest and penalties imposed with respect to such taxes), Executive retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)	Determination of Gross-Up. Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that serves as the Company’s auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within five days after the receipt by the Company and Executive of the Accounting firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (c) below.

(c)	IRS Claims. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service or other agency will claim that a greater Excise Tax is due, and thus a greater amount of Gross-Up Payment should have been made by the Company than that determined pursuant to paragraph (b) above (an “Underpayment”). In the event that Executive is required to make a payment of any such Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, if any, and such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other agency that, if successful, would require the payment by the Company of the Gross-Up Payment or an Underpayment.

4.	Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Employment Termination, or any amounts that might have been received by Executive in other employment had Executive sought such other employment. Executive’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Executive’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

5.	Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorneys’ fees, incurred by Executive in the event Executive successfully enforces any provision of this Agreement in any action, arbitration or lawsuit.

6.	Assignment; Successors. This Agreement may not be assigned by the Company without the written consent of Executive but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate.

7.	Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.	Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

9.	Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Executive. The Company may terminate this Agreement by written notice given to Executive at least two years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date such termination, the termination of this Agreement shall not be effective and Executive shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Board.

10.	Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Executive in accordance with the terms of this Agreement.

11.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

NORTHERN TRUST CORPORATION

By:

Its Chairman & Chief Executive Officer	Executive

12